Exhibit 99.1

Schnitzer Reports Fourth Quarter and Full Year Fiscal 2012 Financial Results

Fourth Quarter Revenues $762 million, Adjusted Diluted EPS $0.10 and Cash From Operations $108 million

Full Year Revenues $3.3 billion, Adjusted Diluted EPS $1.11 and Cash From Operations $245 million

PORTLAND, Ore.--(BUSINESS WIRE)--October 25, 2012--Schnitzer Steel Industries, Inc. (NASDAQ:SCHN) today reported adjusted diluted earnings per share of $0.10, excluding a $5 million pre-tax restructuring charge ($0.12 per diluted share) associated with initiatives announced in August. Including the restructuring charge, the Company reported a loss per share of $(0.02) for the fourth quarter ended August 31, 2012. This compares with diluted earnings per share of $1.31 for the fourth quarter of fiscal 2011. For the 2012 fiscal year, Schnitzer reported full year revenues of $3.3 billion, compared to $3.5 billion in fiscal 2011, and adjusted diluted earnings per share of $1.11, excluding the fourth quarter restructuring charge, compared to $4.23 in fiscal 2011. Including the restructuring charge, reported diluted earnings per share were $0.99 for fiscal 2012. Fourth quarter financial results exceeded the Company's recent market outlook primarily due to the achievement of higher than anticipated operational performance in August in our Metals Recycling and Auto Parts businesses.

Our quarterly financial performance was adversely impacted by a rapid decline in selling prices at the beginning of the quarter while the supply of scrap continued to be constrained by weak US GDP growth. As a result of these conditions, average inventory costs did not decline as quickly as cash purchase costs for raw materials, resulting in margin compression. Average inventory costs adversely impacted consolidated operating income by approximately $30 million compared to the third quarter, with nearly two-thirds of this impact affecting our Metals Recycling Business.

Summary Results
($ in millions, except per share amounts)

	Quarter			Year
	4Q12	3Q12	4Q11	2012	2011	% Chg
Revenues	$762	$880	$1,081	$3,341	$3,459	(3)%

Operating Income (Loss)	$(1)	$22	$56	$54	$186	(71)%
Restructuring Charges	5	—	—	5	—
Adjusted Operating Income(1)	$4	$22	$56	$59	$186	(68)%

Net Income (Loss) attributable to SSI	$—	$11	$37	$27	$118	(77)%
Restructuring Charges, net of tax	3	—	—	3	—
Adjusted Net Income attributable to SSI(1)(2)	$3	$11	$37	$31	$118	(74)%

Net Income (Loss) per share attributable to SSI	$(0.02)	$0.40	$1.31	$0.99	$4.23	(77)%
Restructuring Charges, net of tax, per share	0.12	—	—	0.12	—
Adjusted diluted EPS attributable to SSI(1)	$0.10	$0.40	$1.31	$1.11	$4.23	(74)%

(1) Adjusted for restructuring charges taken in 4Q12. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2) Numbers may not foot due to rounding

“Amid significant global economic uncertainty and declining prices throughout the year, we delivered strong cash flow and relatively stable volumes, demonstrating the flexibility and resiliency of our platform. Despite the challenging market conditions, we generated $245 million in operating cash flow during fiscal 2012 which enabled us to reduce our net leverage to 18% by fiscal year end while returning capital to shareholders through a significant dividend increase and the repurchase of 1.1 million in outstanding shares," said Tamara Lundgren, President and Chief Executive Officer.

"During the fourth quarter, we undertook initiatives in order to extract greater synergies from the significant investments we made in fiscal 2011, to further integrate our Metals Recycling and Auto Parts Businesses, and to reduce our cost base. We expect to drive $25 million in annualized pre-tax savings through the implementation of these initiatives and the benefits of our more streamlined organization. In fiscal 2013, we will continue to focus on maximizing value through our growth strategy of expanding our Metals Recycling export platform and our Auto Parts business and enhancing performance through advanced technologies, operational synergies and continuous improvement initiatives."

Key business drivers during fiscal 2012:

  Metals Recycling Business (MRB) shipped 5.1 million ferrous tons and 629 million nonferrous pounds while continuing to execute our strategy for growth through investment in our Western Canada facilities, achieving higher nonferrous yields and delivering enhanced operational synergies.
  Auto Parts Business (APB) focused on maximizing throughput across its 51 locations, generating an 11% operating margin on an aggregate of 339 thousand cars purchased.
  Steel Manufacturing Business (SMB) achieved slightly below break-even operating performance.

Metals Recycling Business

Summary of Metals Recycling Business Results
($ in millions, except selling prices; Fe volumes 000s long tons; NFe volumes M lbs)

	Quarter			Year
	4Q12	3Q12	4Q11	2012	2011	% Chg
Total Revenues	$652	$787	$962	$2,949	$3,070	(4)%

Ferrous Revenues	$485	$622	$740	$2,298	$2,425	(5)%
Ferrous Volumes	1,178	1,353	1,534	5,115	5,329	(4)%
Avg. Net Ferrous Sales Prices ($/LT)(1)	$378	$424	$443	$415	$416	—%

Nonferrous Revenues	$158	$155	$213	$614	$620	(1)%
Nonferrous Volumes	169	154	191	629	569	11%
Avg. Net Nonferrous Sales Prices ($/lb)(1)	$0.90	$0.97	$1.08	$0.94	$1.06	(11)%

Operating Income(2)	$13	$18	$52	$64	$165	(61)%

(1) Sales prices are shown net of freight
(2) Operating income does not include the impact of restructuring charges

Sales Volumes: Ferrous sales volumes of 1.2 million tons in the fourth quarter decreased 13% from third quarter levels, primarily due to reduced flows of raw materials resulting from the lower price environment and unusually hot weather. Nonferrous sales volumes of 169 million pounds increased 10% sequentially, primarily due to the impact of increased shipments in August.

Export customers accounted for 78% of total ferrous sales volumes in the fourth quarter. Our ferrous and nonferrous products were shipped to 18 countries, with Turkey, South Korea and Taiwan the top export destinations.

Pricing: Demand softened in the export markets in early June, driving average ferrous net sales prices in the fourth quarter down $46 per ton, or 11%, from third quarter levels. Nonferrous prices decreased 7% in the fourth quarter sequentially primarily due to lower commodity prices.

Margins: Operating income per ferrous ton was $11 in the fourth quarter of fiscal 2012, slightly below the third quarter. Operating performance exceeded our fourth quarter market outlook due to higher than anticipated nonferrous shipments. Overall, the fourth quarter was impacted significantly by the adverse effect of average inventory accounting and the impact of lower volumes on unit costs, partly offset by improved cash metal spreads generated in the early part of the quarter and reduced SG&A which included a decrease in environmental liabilities of $2 million.

Auto Parts Business

Summary of Auto Parts Business Results
($ in millions)

	Quarter			Year
	4Q12	3Q12	4Q11	2012	2011	% Chg
Revenues	$72	$83	$94	$317	$320	(1)%
Operating Income(1)	$2	$13	$17	$33	$64	(48)%

Car Purchase Volumes (000s)	81	89	97	339	353	(4)%
Locations (end of quarter)	51	51	50	51	50	2%

(1) Operating income does not include the impact of restructuring charges

Revenues: Revenues in the fourth quarter decreased 14% sequentially primarily due to the impact of falling commodity prices and seasonally lower admissions.

Margins: Operating margins during the fourth quarter were compressed by the significant negative impact from average inventory accounting, as well as effects of falling commodity prices on sales and the seasonal impact of hot weather on admissions. Operating performance exceeded our fourth quarter market outlook due to higher than anticipated ferrous and nonferrous sales volumes.

Steel Manufacturing Business

Summary of Steel Manufacturing Business Results
($ in millions, except selling prices; volume in thousands of short tons)

	Quarter			Year
	4Q12	3Q12	4Q11	2012	2011	% Chg
Revenues	$90	$79	$93	$333	$317	5%
Operating Income (Loss)(1)	$(3)	$—	$2	$(2)	$3	NM

Avg. Net Sales Prices ($/ST)	$685	$734	$721	$715	$697	3%
Finished Goods Sales Volumes	126	103	124	447	439	2%

(1) Operating income does not include the impact of restructuring charges
NM = Not meaningful

Sales Volumes: Finished steel sales volumes of 126 thousand tons increased 22% from the third quarter and approximated the prior year quarter.

Pricing: Average net sales prices for finished steel products decreased 7% primarily due to the impact on selling prices of decreases in the cost of raw materials.

Margins: Higher volumes were offset by lower selling prices which, combined with unscheduled downtime and an adverse impact of average inventory accounting, resulted in an operating loss of $3 million during the fourth quarter.

Cost Reductions

In August, we announced initiatives targeted to generate greater synergies from our fiscal 2011 investments and to realign our organization by further integrating our Metals Recycling and Auto Parts Businesses, streamlining our corporate functions, and reducing organizational layers. These initiatives are expected to lower annual pre-tax operating costs by $25 million. Total restructuring charges are expected to be approximately $12 million pre-tax. During the fourth quarter, we incurred $5 million of the restructuring charge, or approximately $0.12 diluted earnings per share. We expect to recognize the balance during fiscal 2013. The restructuring charges primarily represent cash costs of $4 million from the elimination of approximately 300 positions, $5 million from contract termination costs, primarily from the consolidation of certain administrative offices, and $3 million of other costs associated with the restructuring.

Corporate Items

During the quarter, the Company generated strong operating cash flows of $108 million. For fiscal year 2012, operating cash flows of $245 million enabled the Company to reduce debt by $69 million to $335 million while investing $85 million in capital expenditures and acquisitions, and returning $45 million to shareholders through share repurchases and higher dividend payments.

The Company's effective tax rate for the fiscal year 2012 was 32.7%. This was slightly lower than the third quarter rate due to state tax benefits in the fourth quarter. Corporate SG&A in the fourth quarter included a reduction in compensation accruals of $2 million.

Analysts' Conference Call: Fourth Quarter of Fiscal 2012

A conference call and slide presentation to discuss results will be held today, October 25, 2012, at 11:30 a.m. EDT hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call and the slides will be webcast and accessible on the Company's website at www.schnitzersteel.com.

Summary financial data is provided in the following pages. The slides and related materials will be available prior to the call on the website.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Year Ended
	August 31, 2012	May 31, 2012	August 31, 2011	August 31, 2012	August 31, 2011

REVENUES:

Metals Recycling Business:
Ferrous sales	$485,030	$621,923	$739,502	$2,297,580	$2,425,488
Nonferrous sales	157,915	155,265	213,115	614,467	619,640
Other sales	8,864	9,339	9,347	36,660	24,876
TOTAL MRB SALES	651,809	786,527	961,964	2,948,707	3,070,004

Auto Parts Business	71,662	82,936	93,770	316,884	319,833
Steel Manufacturing Business	90,179	78,623	92,886	333,227	317,483
Intercompany sales eliminations	(51,365)	(68,221)	(67,434)	(257,880)	(248,126)
Total revenues	$762,285	$879,865	$1,081,186	$3,340,938	$3,459,194

OPERATING INCOME (LOSS):

Metals Recycling Business	$13,004	$17,817	$51,729	$63,872	$164,646
Auto Parts Business	1,611	12,543	16,703	33,304	64,027
Steel Manufacturing Business	(2,683)	253	1,823	(2,081)	2,562
Segment operating income	11,932	30,613	70,255	95,095	231,235

Corporate expense	(8,875)	(8,751)	(14,146)	(37,512)	(46,394)
Intercompany eliminations	588	216	146	1,097	1,123

Adjusted operating income	$3,645	$22,078	$56,255	$58,680	$185,964

Restructuring charges	(5,012)	—	—	(5,012)	—
Total operating income (loss)	$(1,367)	$22,078	$56,255	$53,668	$185,964

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended			For the Year Ended
	August 31, 2012	May 31, 2012	August 31, 2011	August 31, 2012	August 31, 2011
Revenues	$762,285	$879,865	$1,081,186	$3,340,938	$3,459,194
Cost of goods sold	712,434	807,980	966,233	3,079,716	3,072,165
Selling, general and administrative	46,668	50,148	59,931	205,178	205,687
Income from joint ventures	(462)	(341)	(1,233)	(2,636)	(4,622)
Restructuring charges	5,012	—	—	5,012	—
Operating income (loss)	(1,367)	22,078	56,255	53,668	185,964
Interest expense	(2,407)	(2,729)	(3,553)	(11,880)	(8,436)
Other income (expense), net	1,097	(154)	3	1,168	3,277
Income (loss) from continuing operations before income taxes	(2,677)	19,195	52,705	42,956	180,805
Income tax benefit (expense)	1,830	(7,541)	(14,203)	(14,039)	(57,168)
Income (loss) from continuing operations	(847)	11,654	38,502	28,917	123,637
Loss from discontinued operations, net of tax	—	—	(417)	—	(101)
Net income (loss)	(847)	11,654	38,085	28,917	123,536
Net (income) loss attributable to noncontrolling interests	362	(413)	(1,377)	(1,513)	(5,181)
Net income (loss) attributable to SSI	$(485)	$11,241	$36,708	$27,404	$118,355
Basic: (1)
Income (loss) per share from continuing operations attributable to SSI	$(0.02)	$0.41	$1.34	$1.00	$4.28
Loss per share from discontinued operations	—	—	(0.02)	—	—
Net income (loss) per share attributable to SSI	$(0.02)	$0.41	$1.32	$1.00	$4.28
Diluted: (1)
Income (loss) per share from continuing operations attributable to SSI	$(0.02)	$0.40	$1.33	$0.99	$4.24
Loss per share from discontinued operations	—	—	(0.02)	—	(0.01)
Net income (loss) per share attributable to SSI	$(0.02)	$0.40	$1.31	$0.99	$4.23
Weighted average number of common shares:
Basic	26,777	27,531	27,729	27,317	27,649
Diluted	26,777	27,795	28,007	27,553	27,959
Dividends declared per common share	$0.188	$0.188	$0.017	$0.410	$0.068

(1) Net income (loss) used in EPS calculation:
Income (loss) from continuing operations	$(847)	$11,654	$38,502	$28,917	$123,637
Net (income) loss attributable to noncontrolling interests	362	(413)	(1,377)	(1,513)	(5,181)
Income (loss) from continuing operations attributable to SSI	(485)	11,241	37,125	27,404	118,456
Loss from discontinued operations, net of tax	—	—	(417)	—	(101)
Net income (loss) attributable to SSI	$(485)	$11,241	$36,708	$27,404	$118,355

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

					Fiscal Year					Fiscal Year
	1Q12	2Q12	3Q12	4Q12	2012	1Q11	2Q11	3Q11	4Q11	2011
Metals Recycling Business
Ferrous Selling Prices ($/LT) (1)
Steel Manufacturing Business	$429	$432	$434	$374	$419	$350	$408	$442	$435	$412
Other domestic	413	421	402	349	398	315	399	422	410	389
Exports	436	420	427	384	417	359	424	443	449	421
Average	$432	$421	$424	$378	$415	$353	$419	$440	$443	$416

Ferrous Sales Volume (LT)
SMB	135,512	90,510	115,633	88,778	430,433	90,537	95,774	122,238	95,351	403,900
Domestic	183,938	206,632	192,888	172,970	756,428	161,301	144,250	199,818	183,502	688,871
Export	912,939	1,055,237	1,044,063	915,927	3,928,166	979,063	860,005	1,142,156	1,254,708	4,235,932
Total	1,232,389	1,352,379	1,352,584	1,177,675	5,115,027	1,230,901	1,100,029	1,464,212	1,533,561	5,328,703

Nonferrous Average Price ($/LB) (1)	$1.00	$0.91	$0.97	$0.90	$0.94	$0.94	$1.04	$1.12	$1.08	$1.06

Nonferrous Sales Volume (LB, in 000s)	137,243	168,545	154,071	168,794	628,652	111,495	121,498	144,505	191,062	568,560

Steel Manufacturing Business
Sales Prices ($/ST) (1) (2)
Average	$722	$725	$734	$685	$715	$634	$687	$734	$721	$697

Sales Volume (ST) (2)
Rebar	62,487	51,141	55,378	74,797	243,803	63,668	51,569	45,494	61,411	222,142
Coiled Products	39,120	55,785	42,753	45,103	182,761	26,917	40,947	67,020	57,553	192,437
Merchant Bar and Other	5,030	5,097	4,812	5,837	20,776	7,071	6,322	5,811	5,290	24,494
Total	106,637	112,023	102,943	125,737	447,340	97,656	98,838	118,325	124,254	439,073

Auto Parts Business
Car purchase volumes (000)	85	84	89	81	339	82	81	93	97	353
Number of self-service locations at end of quarter	50	51	51	51	51	45	50	50	50	50

(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(2) Excludes billet sales.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	August 31, 2012	August 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$89,863	$49,462
Accounts receivable, net	137,313	229,975
Inventories, net	246,992	335,120
Other current assets	42,651	39,442
Total current assets	516,819	653,999

Property, plant and equipment, net	564,185	555,284

Goodwill and other assets	682,569	680,886

Total assets	$1,763,573	$1,890,169

Liabilities and Equity
Current liabilities:
Short-term borrowings	$683	$643
Other current liabilities	178,159	232,670
Total current liabilities	178,842	233,313

Long-term debt	334,629	403,287

Other long-term liabilities	142,158	133,280

Redeemable noncontrolling interest	22,248	19,053

Equity:
Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	1,080,583	1,094,712
Noncontrolling interests	5,113	6,524
Total equity	1,085,696	1,101,236
Total liabilities and equity	$1,763,573	$1,890,169

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under SEC rules such as adjusted operating income, adjusted net income attributable to SSI and adjusted diluted earnings per share attributable to SSI. As required by SEC rules, the Company has provided reconciliations of these measures to the most directly comparable U.S. GAAP measures. Management believes that each of the foregoing non-GAAP financial measures provides a meaningful presentation of the Company's results from its core business operations excluding adjustments for restructuring charges that are not related to the Company's ongoing core business operations and improves the period-to-period comparability of the Company's results from its core business operations. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Operating Income (Loss)
($ in millions)

	Quarter			Year
	4Q12	3Q12	4Q11	2012	2011
Operating Income (Loss)	$(1)	$22	$56	$54	$186
Restructuring Charges	5	-	-	5	-
Adjusted Operating Income	$4	$22	$56	$59	$186

Net Income (Loss) attributable to SSI
($ in millions)

	Quarter			Year
	4Q12	3Q12	4Q11	2012	2011
Net Income (Loss) attributable to SSI	$-	$11	$37	$27	$118
Restructuring Charges, net of tax	3	-	-	3	-
Adjusted Net Income attributable to SSI (1)	$3	$11	$37	$31	$118
(1) Numbers may not foot due to rounding

Diluted Earnings (Loss) per share attributable to SSI

	Quarter			Year
	4Q12	3Q12	4Q11	2012	2011
Net Income (Loss) per share attributable to SSI	$(0.02)	$0.40	$1.31	$0.99	$4.23
Restructuring Charges, net of tax, per share	0.12	-	-	0.12	-
Adjusted Diluted EPS attributable to SSI	$0.10	$0.40	$1.31	$1.11	$4.23

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 58 operating facilities located in 14 states, Puerto Rico and Western Canada. The business has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its 51 self-service facilities located in 14 states and Western Canada. With an effective annual production capacity of approximately 800,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 106th year of operations in 2012.

Safe Harbor for Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references to “we,” “our,” “us” and “SSI” refer to the Company and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding our expectations, intentions, beliefs and strategies regarding the future, including statements regarding trends, cyclicality and changes in the markets we sell into; strategic direction; changes to manufacturing and production processes; the cost of compliance with environmental and other laws; expected tax rates, deductions and credits; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; expected results, including pricing, sales volumes and profitability; obligations under our retirement plans; savings or additional costs from business realignment and cost containment programs; and the adequacy of accruals.

When used in this report, the words “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “could,” “opinions,” “forecasts,” “future,” “forward,” “potential,” “probable,” and similar expressions are intended to identify forward-looking statements.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases and public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site; the impact of general economic conditions; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; difficulties associated with acquisitions and integration of acquired businesses; the impact of goodwill impairment charges; the realization of expected cost reductions related to restructuring initiatives; the inability of customers to fulfill their contractual obligations; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; the impact of the consolidation in the steel industry; the impact of imports of foreign steel into the U.S.; inability to realize expected benefits from investments in technology; freight rates and availability of transportation; product liability claims; costs associated with compliance with environmental regulations; the adverse impact of climate change; inability to obtain or renew business licenses and permits; compliance with greenhouse gas emission regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Alexandra Deignan, 646-278-9711
adeignan@schn.com
or
Media Relations:
Chip Terhune, 503-265-6370
cterhune@schn.com
or
Company Info:
www.schnitzersteel.com
ir@schn.com